Exhibit 99.1

News Release

Magma Design Automation Increases Authorization in Common

Stock Repurchase Program to $30 Million

SAN JOSE, Calif., Feb. 1, 2011 — Magma® Design Automation Inc. (Nasdaq:LAVA), a provider of chip design software, today announced that its board of directors has approved an increase in the company’s stock buy-back program, authorizing Magma to purchase up to an aggregate of $30 million of its common stock, an increase in $10 million over the original program announced in February 2008. Any repurchases will be done on the open market at prevailing market prices or in privately negotiated transactions from time to time based upon market and business conditions. The buy-back program may be suspended or discontinued at any time, and will be funded using Magma’s available cash.

About Magma

Magma’s electronic design automation (EDA) software provides the “Fastest Path to Silicon”™ and enables the world’s top chip companies to create high-performance integrated circuits (ICs) for cellular telephones, electronic games, WiFi, MP3 players, digital video, networking and other electronic applications. Magma products are used in IC implementation, analog/mixed-signal design, analysis, physical verification, circuit simulation and characterization. The company maintains headquarters in San Jose, Calif., and offices throughout North America, Europe, Japan, Asia and India. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Follow Magma on Twitter at www.Twitter.com/MagmaEDA and on Facebook at www.Facebook.com/Magma. Visit Magma Design Automation on the Web at www.magma-da.com.

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Magma is a registered trademark and “Fastest Path to Silicon” is a trademark of Magma Design Automation. All other product and company names are trademarks and registered trademarks of their respective companies.

Forward-Looking Statements:

Statements in this press release may be considered forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the possibility that Magma may repurchase its shares under the repurchase program. Actual results may differ materially from those set forth in the forward-looking statements in this press release. Factors that could affect these forward-looking statements include, but are not limited to: changes in the level of Magma’s cash resources and the company’s planned uses of such resources; changes in the company’s stock price; and developments in the business that could increase the company’s cash needs. Further discussion of these and other potential risk factors may be found in Magma’s public filings with the Securities and Exchange Commission (www.sec.gov). The company undertakes no obligation to update these forward-looking statements.

CONTACTS: Magma Design Automation

Media Contact:

Monica Marmie, Director, Corporate Marketing

(408) 565-7689

mmarmie@magma-da.com

Investor Contact:

Milan G. Lazich, Vice President, Corporate Marketing

(408) 565-7706

milan.lazich@magma-da.com